Exhibit 10.1

7000 Shoreline Court, 3rd Floor

South San Francisco, CA 94080

March 27, 2014

Dennis Hom

[PRIVATE ADDRESS]

Dear Dennis,

In connection with the termination of your employment at Achaogen (the “Company”), which is effective March 31, 2014 (the “Separation Date”), the Company will provide you with the severance benefits set forth in Paragraph 1 if you sign this agreement no earlier than the Separation Date and no later than April 8, 2014. By signing and returning this agreement, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the paragraphs below, including the release of claims set forth in Paragraphs 2 and 3. Except as set forth in Paragraph 4 herein, you will not be required to render any further services to the Company, whether as an employee, consultant or independent contractor, following the Separation Date, and the termination of your employment with the Company on such Separation Date will accordingly constitute a “Separation from Service” within the meaning of such term under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable Treasury Regulations thereunder.

1. Severance You and the Company agree as follows:

(a) The Company will pay to you in a lump sum the equivalent of twelve (12) weeks of base salary at the rate in effect on your Separation Date, less applicable deductions and withholdings, on the first payroll period of the Company following the date you sign this agreement.

(b) To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits after the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. On or after the Separation Date, you will be provided with a separate notice describing your rights and obligations with respect to continued group health insurance coverage under the applicable state and/or federal insurance laws. If you timely elect continued coverage under COBRA for you and your covered dependents (if any) under the Company’s group health plans following the Separation Date, then as an additional severance benefit, the Company shall pay for the COBRA premiums necessary to continue the health insurance coverage in effect for you and your eligible dependents (if any) on the Separation Date until the earliest of (A) June 30, 2014, (B) the expiration of your eligibility for continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code or any statute or regulation of similar effect, then in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the COBRA Payment Period. If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease.

(c) As of the Separation Date, you held that number of shares subject to your options to purchase Company common stock that are vested and exercisable as indicated in the Termination Report-Shares Exercisable attached hereto (collectively, the “Vested Options”). You agree and acknowledge that by signing this agreement each option agreement evidencing a Vested Option shall be amended to the extent necessary to provide that the Vested Option shall remain exercisable until the earliest of (i) December 31, 2014, (ii) the closing of a Change in Control (as defined in the plan pursuant to which the Vested Option was granted) of the Company or (iii) the original expiration date of the Vested Option. You acknowledge that upon the execution of this agreement, each unexercised Vested Option that constitutes an “incentive stock option” within the meaning of Section 422 of the Code shall be deemed modified for the purposes of Section 424 of the Code and, to the extent the exercise price thereof is lower than the fair market value of the Company’s common stock as of the date this agreement is executed, such option shall no longer qualify as an incentive stock option and you will lose the potentially favorable tax treatment associated with such Vested Option. If you desire to exercise any Vested Options, you must follow the procedures set forth in your option agreements, including payment of the exercise price and any withholding obligations. If by the earliest date specified above, the Company has not received a duly executed notice of exercise and remuneration in accordance with your option agreements, your Vested Options shall automatically terminate and be of no further effect. Your options to purchase Company common stock will cease vesting as of your Separation Date and, effective as of the Termination Date, all of your options to purchase Company common stock that are not Vested Options will be automatically cancelled for no consideration. Except as expressly provided herein, your rights with respect to all stock options are as provided in the applicable equity plans, notices of grants and option agreements.

2. Release You hereby fully, forever, irrevocably and unconditionally release and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter the “Released Parties”) from any and all claims of any kind under federal, state or local law arising out of or connected with your employment, or the termination of your employment, including but not limited to claims under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement

Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; the Sarbanes-Oxley Act of 2002; the California Labor Code; the California Fair Employment and Housing Act; the California Family Rights Act; claims for breach of contract; claims arising in tort, including, without limitation, claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees, provided, however, that nothing in this agreement prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or the Department of Fair Employment and Housing (except that you acknowledge that you may not recover any monetary benefits in connection with any such claim, charge or proceeding). The only exceptions to this release are any claims you may have for:

(a) unemployment benefits pursuant to the terms of applicable law (to the extent available to you under applicable law);

(b) workers’ compensation insurance benefits pursuant to Division 4 of the California Labor Code or a comparable and applicable state law, under the terms of any worker’s compensation insurance policy or fund of the Company;

(c) continued participation in certain of the Company’s group health benefit plans pursuant to the terms and conditions of the federal law known as “COBRA,” if applicable, and/or any applicable state law counterpart to COBRA;

(d) any benefit entitlements vested as of your termination date, pursuant to written terms of any applicable employee benefit plan sponsored by the Company;

(e) any claims that, as a matter of applicable law, are not waivable.

(f) Nothing contained in this section 2 or any other provision of this Agreement shall release or waive any right that you have to indemnification and/or reimbursement of expenses by the Company with respect to which you may be eligible as provided in California Labor Code section 2802, the Company’s Certificate of Incorporation, Bylaws and any applicable directors and officers, errors & omissions, umbrella or general liability insurance policies, any indemnification agreement, nor prevent you from cooperating in an investigation of the Company by the Equal Employment Opportunity Commission (“EEOC”).

3. Section 1542 Waiver You understand and agree that the claims released in Paragraph 2 above include not only claims presently known to you, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in Paragraph 2. You understand that you may hereafter discover facts different from what you now believe to be true, which if known, could have materially affected this agreement, but you nevertheless waive any claims or rights based on different or additional facts. You knowingly and voluntarily waive any and all rights or benefits that you may now have, or in the future may have, under the terms of Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OF OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

4. Release by Company. The Company agrees to release you from any and all currently known claims, causes of action, judgments, liens, indebtedness, damages, losses, liabilities and demands of whatsoever kind and character arising from any acts while you were an employee of the Company. The Company represents that it knows of no such claims.

5. Confidential Information and Nonsolicitation You acknowledge and reaffirm your obligation to keep confidential all non-public information concerning the Company that you acquired during the course of your employment with the Company, as stated more fully in the At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (“Confidentiality Agreement”) you signed at the beginning of your employment, which remains in full force and effect. You further acknowledge and reaffirm your other obligations under the Confidentiality Agreement, including your obligation not to solicit Company employees, which also remain in full force and effect.

6. Return of Company Property You confirm that you have returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, Company vehicles and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

7. Business Expenses and Compensation You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation, including wages, draws, payment for accrued but unused paid time off or severance payments or benefits pursuant to any plan, policy or practice, is owed to you, with the exception of the severance benefits detailed Paragraph 1 above.

8. Non-Disparagement You understand and agree that you shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client, customer of the Company or other person or entity regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition. Members of the Company’s Board of Directors and senior executive management shall not make any false, disparaging or derogatory statements about you to any person or entity.

9. Amendment This agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

10. Waiver of Rights No delay or omission by the Company in exercising any right under this agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

11. Validity Should any provision of this agreement be declared or be determined to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this agreement.

12. Nature of Agreement You understand and agree that this agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

13. Voluntary Assent You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this agreement, and that you fully understand the meaning and intent of this agreement. You further state and represent that you have carefully read this agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

14. Applicable Law This agreement shall be interpreted and construed by the laws of the State of California, without regard to conflict of laws provisions.

15. Entire Agreement This agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements and commitments in connection therewith, including your offer letter dated December 29, 2012. Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in Paragraph 5 herein.

16. Section 409A. The parties hereto intend that all benefits and payments to be made to you hereunder will be provided or paid to you in compliance with all applicable provisions of Section 409A of the Code and the Treasury Regulations issued thereunder, and the rulings, notices and other guidance issued by the Internal Revenue Service interpreting the same, and this letter agreement shall be construed and administered in accordance with such intent. In no event may you, directly or indirectly, designate the calendar year of a payment.

If you have any questions about the matters covered in this agreement, please contact Hilarie DeGroot at (650) 773-6403.

Very truly yours,

By:	/s/ Kenneth Hillan
Kenneth Hillan
CEO & CMO

I hereby agree to the terms and conditions set forth above.

/s/ Dennis Hom	Date	3/31/2014
DENNIS HOM

Attachments: Termination Report-Shares Exercisable